Exhibit 99.1

LINN ENERGY ANNOUNCES THIRD QUARTER 2007 RESULTS AND FUTURE OUTLOOK

Houston, Texas, November 9, 2007 – Linn Energy, LLC (Nasdaq: LINE) announced today financial and operating results for the quarter and nine months ended September 30, 2007 and its outlook for the remainder of 2007 and the fiscal year 2008.

The Company highlights the following achievements for the third quarter 2007 as compared to the second quarter of 2007:

•                  Adjusted EBITDA increased 177%, to $101.2 million from $36.6 million

•                  Production increased 69%, to 10.5 Bcfe from 6.2 Bcfe

•                  Realized oil and gas hedging gains increased 97%, to $14.2 million from $7.2 million

•                  Successful completion of the $2.05 billion acquisition of Mid-Continent assets

•                  Integration of acquired properties and operations through successful recruitment of 250 experienced employees and leveraging of its existing corporate infrastructure

•                  Expansion of derivative portfolio to mitigate future oil and gas price risks, regional differential risks and interest rate risks

“This was a transforming quarter for our Company in terms of scope of operations, future growth capability and increased cash flow coverage for unitholder distributions,” said Michael C. Linn, Chairman, President and Chief Executive Officer of Linn Energy. “I am pleased with the performance of our recent acquisitions and our successful hiring of employees with significant experience operating the properties we have acquired.”

Third Quarter Results

During the third quarter of 2007, the Company achieved Adjusted EBITDA of $101.2 million, a 177% increase over the second quarter of 2007. Adjusted EBITDA is the primary measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions. A reconciliation of Adjusted EBITDA to net income from operations is provided in this release. The most significant reconciling items between net income from operations to Adjusted EBITDA are cash flow from the effective date through the closing date of acquisitions and non-cash items including the change in fair value of derivatives, depreciation, depletion and amortization.

The Company’s hedging program is designed to provide cash flow stability related to its oil and gas sales. As a result it successfully generated cash flow or realized gain of $14.2 million during the third quarter of 2007 from the settlement of oil and gas derivatives, which represents a 97% increase from the second quarter. The reported loss on derivatives of approximately $65 million includes $80 million of non-cash change in fair value of hedge positions covering anticipated future production through 2012.

On August 31, 2007, the Company completed its largest acquisition to date in the Mid-Continent for $2.05 billion and  the successful recruitment of approximately 200 experienced employees. From inception through the date of this report, the Company has completed 21 significant acquisitions of working or royalty interests in oil and gas properties and related gathering and pipeline assets for approximately $3.3 billion.

Year-to-Date 2007 Results

During the nine months ended September 30, 2007, the Company completed five acquisitions of oil and gas properties, including the aforementioned expansion within the Mid-Continent region. The Company generated Adjusted EBITDA of $171.4 million, a 208% increase over the nine months ended September 30, 2006. In addition, gas, oil and NGL sales increased 206%, to approximately $163.5 million, compared to $53.4 million for the nine months ended September 30, 2006.

The Company’s hedging program provided cash flow or realized gain of $30.5 million during the nine months ended September 30, 2007.

Unit Distributions

In October 2007, the Company’s Board of Directors declared a distribution of $0.57 per unit with respect to the third quarter of 2007. The distribution will be paid on November 14, 2007 to unitholders of record at the close of business on November 2, 2007. As previously announced, management currently intends to recommend to the Board of Directors a further increase in the quarterly cash distribution to $0.63 per unit, or $2.52 per unit on an annualized basis, beginning with the distribution with respect to the fourth quarter of 2007.

Use of Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Non-GAAP Financial Measures” in this press release.

Conference Call

As previously announced, management will host a teleconference call on November 12, 2007 at 9:00 AM Eastern Time to discuss Linn Energy’s third quarter 2007 results and its outlook for the remainder of 2007 and the fiscal year 2008. Prepared remarks by Michael C. Linn, Chairman, President and Chief Executive Officer, Kolja Rockov, Executive Vice President and Chief Financial Officer, and Mark E. Ellis, Executive Vice President and Chief Operating Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (866) 700-7101 (Passcode: 61125272) or via the internet at www.linnenergy.com. A replay of the call will be available on the Company’s website or by phone at (888) 286-8010 (Passcode: 76427487) for a seven-day period following the call.

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACT:	Kolja Rockov
Executive Vice President and CFO
281-840-4169

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s 2006 Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

(Financial Summary Follows)

Linn Energy, LLC

Explanation and Reconciliation of Non-GAAP Financial Measures

This press release includes the non-generally accepted accounting principle (“non-GAAP”) financial measure of “Adjusted EBITDA.”  The accompanying schedules provide reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”). This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines Adjusted EBITDA as net income (loss) plus:

•                  Net operating cash flow from acquisitions, effective date through closing date;

•                  Interest expense, net of amounts capitalized;

•                  Depreciation, depletion and amortization;

•                  Write-off of deferred financing fees and other;

•                  (Gain) loss on sale of assets;

•                  Accretion of asset retirement obligation;

•                  Unrealized (gain) loss on derivatives;

•                  Unit-based compensation expense and unit warrant expense;

•                  IPO cash bonuses; and

•                  Income tax provision.

Adjusted EBITDA is a significant performance metric used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to pay unitholders. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Adjusted EBITDA is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

The following table presents a reconciliation of consolidated net income (loss) to Adjusted EBITDA (Unaudited):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands)
Net income (loss)	$(76,222)	$53,057	$(161,195)	$85,273
Plus:
Net operating cash flow from acquisitions, effective date through closing date	46,957	—	51,650	712
Interest expense, net of amounts capitalized	16,810	11,204	36,675	16,539
Depreciation, depletion and amortization	24,320	5,654	49,109	13,470
Write-off of deferred financing fees and other	2,235	161	2,784	664
(Gain) loss on sale of assets	18	(47)	(867)	—
Accretion of asset retirement obligation	243	61	577	180
Unrealized (gain) loss on derivatives	83,364	(49,198)	177,765	(77,176)
Unit-based compensation and unit warrant expense	3,199	4,191	10,890	14,067
IPO cash bonuses	—	—	—	2,039
Income tax (benefit) provision (1)	321	—	3,983	(74)
Adjusted EBITDA	$101,245	$25,083	$171,371	$55,694

(1)                   The Company’s taxable subsidiaries generated net operating losses for the year ended December 31, 2006. Management has subsequently recovered expenses through an intercompany charge for services from Linn Operating, Inc. to Linn Energy, LLC, which resulted in a corresponding tax expense for the nine months ended September 30, 2007.

Linn Energy, LLC

Operating Statistics (Unaudited)

Results of Operations – Quarter Ended September 30, 2007 Compared to Quarter Ended June 30, 2007 and September 30, 2006

	Quarter Ended			Increase (Decrease)
	September 30, 2007	June 30, 2007	September 30, 2006	Third Quarter 2007 vs. Second Quarter 2007	Third Quarter 2007 vs. Third Quarter 2006
Production:
Gas production (MMcf)	6,770	3,518	2,265	92.4%	198.9%
Oil production (MBbls)	345	251	153	37.5%	125.5%
Natural gas liquid production (MBbls)	274	203	—	35.0%	—
Total production (MMcfe)	10,488	6,245	3,181	67.9%	229.7%
Average daily production (MMcfe/d)	114.0	68.6	34.6	66.2%	229.5%

Weighted average prices (hedged): (1)
Gas (Mcf)	$7.57	$8.68	$10.27	(12.8)%	(26.3)%
Oil (Bbl) (2)	$70.03	$60.50	$55.24	15.8%	26.8%
Natural gas liquid (Bbl)	$50.75	$52.63	$—	(3.6)%	—
Total (Mcfe)	$8.51	$9.03	$9.97	(5.8)%	(14.6)%

(1)         Includes the effect of realized gains of $14.2 million, $7.2 million and $8.2 million on derivatives for the quarter ended September 30, 2007, June 30, 2007 and September 30, 2006, respectively.

(2)        Oil production in California is sold pursuant to a long-term contract at 79% of NYMEX, and with gravity increase due to NGL being mixed into the oil stream, prices realized average approximately 82% of NYMEX.

Results of Operations - Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

	Nine Months Ended September 30,		Increase
	2007	2006	(Decrease)
Production:
Gas production (MMcf)	13,662	5,977	128.6%
Oil production (MBbls)	811	166	388.6%
Natural gas liquid production (MBbls)	604	—	—
Total production (MMcfe)	22,157	6,973	217.8%
Average daily production (MMcfe/d)	81.2	25.5	218.4%

Weighted average prices (hedged): (1)
Gas (Mcf)	$8.06	$10.30	(21.8)%
Oil (Bbl) (2)	$64.39	$55.31	16.4%
Natural gas liquid (Bbl)	$52.42	$—	—
Total (Mcfe)	$8.75	$10.15	(13.8)%

(1)         Includes the effect of realized gains of $30.5 million and $17.4 million on derivatives for the nine months ended September 30, 2007 and 2006, respectively.

(2)        Oil production in California is sold pursuant to a long-term contract at 79% of NYMEX, and with gravity increase due to NGL being mixed into the oil stream, prices realized average approximately 82% of NYMEX.

Linn Energy, LLC

Condensed Consolidated Statements of Operations (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands, except per unit amounts)
Revenues:
Oil, gas and natural gas liquid sales	$75,062	$23,506	$163,483	$53,410
Gain (loss) on oil and gas derivatives	(65,440)	57,396	(143,588)	94,537
Natural gas marketing revenues	8,434	1,090	11,351	3,654
Other revenues	423	265	3,652	758
	18,479	82,257	34,898	152,359
Expenses:
Operating expenses	27,465	4,845	54,635	10,772
Natural gas marketing expenses	7,207	954	9,433	3,126
General and administrative expenses	13,202	6,536	36,360	22,934
Depreciation, depletion and amortization	24,320	5,654	49,109	13,470
	72,194	17,989	149,537	50,302
	(53,715)	64,268	(114,639)	102,057
Other income and (expenses)	(22,186)	(11,211)	(42,573)	(16,858)
Income (loss) before income taxes	(75,901)	53,057	(157,212)	85,199
Income tax benefit (provision)	(321)	—	(3,983)	74
Net income (loss)	$(76,222)	$53,057	$(161,195)	$85,273

Net income (loss) per unit:
Units – basic	$(0.94)	$1.92	$(2.60)	$3.14
Units – diluted	$(0.94)	$1.89	$(2.60)	$3.12

Linn Energy, LLC

Selected Balance Sheet Data

	September 30, 2007	December 31, 2006
	(Unaudited)
	(in thousands)
Assets
Total current assets	$212,084	$69,676
Oil and gas properties and related equipment, net	3,337,086	733,289
Property and equipment, net	34,956	20,754
Other assets	274,905	92,589
Total assets	$3,859,031	$916,308

Liabilities and Unitholders’ Capital
Total current liabilities	$102,157	$18,017
Credit facility	1,302,000	425,750
Other long-term liabilities	166,079	21,587
Total liabilities	1,570,236	465,354
Unitholders’ capital	2,288,795	450,954
Total liabilities and unitholders’ capital	$3,859,031	$916,308

Linn Energy, LLC

Selected Cash Flow Data (Unaudited)

	Nine Months Ended September 30,
	2007	2006
	(in thousands)

Net cash provided by (used in) operating activities	$(187,968)	$7,984
Net cash used in investing activities	(2,636,304)	(509,085)
Net cash provided by financing activities	2,851,265	491,822
Net increase (decrease) in cash	26,993	(9,279)

Cash and cash equivalents:
Beginning	6,595	11,041
Ending	$33,588	$1,762

Linn Energy, LLC

Guidance Table

	Q4 2007E	FY 2008E
	(dollars in millions)

Average daily production (MMcfe/d)	195 - 205	215 - 235
Adjusted EBITDA	$95 - $105	$470 - $500
Interest expense	$20 - $23	$80 - $90
Maintenance capital expenditures	$20	$100
Distributable cash flow (mid-point)	$59	$300

Note:  Guidance for FY 2008E includes the positive impact of a volumetric production payment (VPP) which expires at the end of April 2008.  The current production underlying the VPP is approximately 16 MMcfe/d.

The estimates in the table above are for the provision of guidance only and are subject to revision as the operating environment of the Company changes.